UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): May 30, 2003

InterDigital Communications Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	1-11152	23-1882087
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

781 Third Avenue, King of Prussia, PA	19406-1409
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 610-878-7800

Item 5. Other Events

InterDigital Communications Corporation has issued a press release today announcing that its wholly owned subsidiary, InterDigital Technology Corporation (ITC), has extended by amendment its patent license agreement with Sharp Corporation (Sharp). A copy of the press release is attached hereto as Exhibit 99.1.

Under the extension, ITC will receive royalties on each PHS and PDC terminal unit product sold by Sharp worldwide at updated rates that recognize the significant increase in volumes and market position Sharp has attained since the inception of the agreement. As part of the extension, Sharp will make an upfront payment totaling approximately $17.5 million in third quarter 2003, of which approximately $15.0 million will serve as an advance against future royalty obligations. Based on current industry forecasts, the royalty advance will cover approximately 10 to 14 months of licensed product sales. Once the advance royalty payment is exhausted, Sharp will be obligated to make additional royalty payments to ITC on sales of licensed products sold through early 2008. The advance royalty payment will be recognized as revenue as it is exhausted through the reported sale of licensed products, while the remaining portion of the upfront payment will be amortized on a straight-line basis over the five-year term of the extension.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERDIGITAL COMMUNICATIONS CORPORATION

By:	/s/ R.J. Fagan
Richard J. Fagan
Executive Vice-President and Chief Financial Officer

Dated: June 4, 2003

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated June 4, 2003